EXHIBIT 10.20

DIRECTOR APPOINTMENT AGREEMENT

This Director Appointment Agreement ("Agreement") is made effective as of May 1st 2025, by and between Verde Resources, Inc. ("Verde" or the "Company"), and Karl Strahl ("Director").

1. Appointment as Director

The Company hereby appoints Karl Strahl as a Director on the Board of Directors of Verde Resources, Inc. ("Board"), effective as of the date hereof. The Director's initial tenure shall be one (1) year, with the option to renew for an additional three (3) years, subject to mutual agreement and Board approval.

2. Compensation

As compensation for services rendered as a Director of Verde Resources, the Director shall receive $35,000 per annum, payable via the issuance of 350,000 newly issued Rule 144 shares of Verde Resources common stock, subject to applicable securities laws and regulations.

The shares shall be issued within sixty (60) days following the full execution of this agreement.

3. Responsibilities

In addition to serving as a member of the Board of Directors, the Director shall, in a non- director capacity, oversee all matters related to biochar supply, specifications, and carbon credit eligibility. The Director will also play a role in integrating biochar into the- Company's building materials operations and applications to ensure alignment and synergy across both segments. The Director shall determine in his sole discretion how many hours per month to devote to such additional services, and he shall not receive any additional compensation for such services. The Director is expected to attend monthly board meetings, either virtually or in person, and to act in the best interests of the Company and its shareholders, in accordance with the Director's fiduciary duties, including by participating in the voting on board resolutions and by reviewing and determining whether or not to execute written consents.

4. Reimbursement of Expenses

The Company will cover all reasonable travel-related costs directly related to the Director's duties, including but not limited to transportation, lodging, and meals, in accordance with the Company's expense policy. All such expenses must be pre- approved by the Company.

5. Director & Officer (D&O) Insurance

The Company shall provide Director & Officer ("D&O") insurance coverage for the Director, consistent with the coverage provided to other members of the Board, for the duration of the Director's tenure.

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6. Tax Filing Responsibility

The Director shall be responsible for the payment of any and all taxes owed on the compensation received under this Agreement, including but not limited to taxes related to the issuance of Rule 144 shares. The Director shall be solely responsible for filing any necessary tax returns and complying with all applicable tax laws.

7. Confidentiality and Trade Secrets

The Director agrees to maintain the confidentiality of all confidential information, proprietary data, and trade secrets related to Verde Resources, both during and after the term of this Agreement. The Director further agrees not to disclose, use, or permit the use of any such confidential information for personal or third-party gain. This includes but is not limited to information related to Biochar production processes, supply chains, specifications, and carbon credit strategies.

8. Non-Compete

During the term of this Agreement, and for a period of five (5) years following its termination or expiration, the Director shall not, directly or indirectly, engage in, participate in, or assist any business that competes with Verde Resources in the field of sustainable building materials that the Company has successfully proven or commercialized and that are capable of generating carbon credits.

This non-compete obligation is specifically limited to finished products developed by Verde utilizing proprietary trade secrets involving biochar, including but not limited to biochar-enhanced asphalt and biochar-based soil stabilization technologies. The Director shall also refrain from soliciting, engaging, or attempting to engage Verde's clients, suppliers, or key strategic partners for any competitive purpose during this period.

Notwithstanding the foregoing, the Director may engage in ancillary business activities that do not directly compete with Verde's core products or solutions. For example, collaboration with third parties, such as the National Center for Asphalt Technology ("NCAT")-whom the Director was introduced to through Verde's network-for applications such as the use of biochar in toxic water runoff treatment, shall not constitute a breach of this provision.

Furthermore, in acknowledgment of the Director's concurrent role as Chief Operating Officer of Oregon Biochar Solutions ("OBS"), nothing in this provision shall be construed to prohibit the Director or OBS from continuing existing sales or fulfilling contractual obligations to current clients, provided that such activities do not involve or directly compete with Verde's core products or proprietary technologies.

This non-compete clause shall automatically become null and void in the event that the Company enters bankruptcy proceedings or is acquired by another entity.

9. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

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IN WITNESS WHEREOF, the parties hereto have executed this Director Appointment Agreement as of the date first written above.

Date: May 1, 2025	Verde Renewables Inc.
	By:	/s/ Jack Wong
	Name:	Jack Wong
	Title:	CEO

	By:	/s/ Karl Strahl
	Name:	Karl Strahl
	Title:	Director

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Appendix A: The field of sustainable building materials that the Company has successfully proven or commercialized and that are capable of generating carbon credits.

These are the 2 products that the Company has successfully proven, that are capable of generating carbon credits that will be protected under this agreement:

(1)	C12 Emulsifying Agent: Used for the production of anionic cold mix asphalt.

(2)	TerraZyme: Used for roadway surface and subsurface stabilization.

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